Exhibit 99.1

UNWIRED PLANET ANNOUNCES STRATEGIC FEE AGREEMENT

WITH LEGAL PARTNER MCKOOL SMITH

RENO, NV – September 26, 2013 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced that it has entered into a strategic fee arrangement with McKool Smith, one of the preeminent patent litigation firms in the world.

Under the new fee structure, Unwired Planet secures a lower, fixed monthly spending rate on litigation fees on the company’s outstanding cases. Instead of the traditional model of paying for billable hours in a given month, the agreement fixes legal fees for 24 months at $500 thousand per month, unless a case is settled earlier. If litigation activity continues beyond 24 months, McKool Smith will continue to provide all necessary services without receipt of any new fees. In exchange, McKool Smith will receive a sliding contingency fee based upon net Unwired Planet licensing fees received from the respondents in the current outstanding litigations: Google, Apple and Blackberry. In addition, the agreement allows Unwired Planet to file additional enforcement actions at discounted rates, if necessary, against the same three parties. As is customary, Unwired Planet remains responsible for paying expenses such as travel, court costs and expert witness fees as they are incurred.

“We are pleased to formalize this long-term partnership with McKool Smith that demonstrates our mutual confidence in the value of our portfolio,” said Eric Vetter, president and chief administrative officer of Unwired Planet. “We have secured committed representation from some of the most accomplished and senior members of the firm. Additionally, this agreement enables us to predict and reduce our litigation expenses by approximately 50% without compromising our enforcement efforts. ”

Phil Vachon, chairman of Unwired Planet’s board of directors stated, “Our strong preference is to license our intellectual property in a negotiated transaction because it is the most efficient outcome for all parties; in those situations where we are unable to conclude discussions in a timely manner, however, we will enforce our rights through the courts in the most cost efficient manner as possible.”

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The Company’s patent portfolio of more than 2,400 issued US and foreign patents, includes the technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push technology, maps and location based services, mobile application stores, social networking, mobile gaming and mobile search. Unwired Planet is headquartered in Reno, Nevada.

Safe Harbor for Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including, but not limited to, those risk factors discussed in filings with the SEC, including but not limited to, the Company’s current Annual Report on Form 10-K and current Quarterly Report on Form 10-Q and any amendments thereto. The Company undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Contacts:

Investor Relations Mike Bishop, The Blueshirt Group mike@blueshirtgroup.com Tel: 415-217-4968